Exhibit 99.1

IIOT-OXYS, INC. JOINS THE INDUSTRIAL INTERNET CONSORTIUM; CEO ATTENDED QUARTERLY MEETING IN BEIJING, CHINA AND TO KICK OFF CHINA COLLABORATIONS IN THE INDUSTRIAL INTERNET SPACE IN ASIA

CAMBRIDGE, MA / ACCESSWIRE / November 26, 2018 / IIOT-OXYS, Inc. (OTC PINK: ITOX). IIOT-OXYS, Inc. (the “Company”) announced today that it has joined the Industrial Internet Consortium, or IIC (www.iiconsortium.org). Also, IIOT-OXYS, Inc.’s CEO announced that he was invited to join the IIC quarterly meeting that was held in Beijing, China. This coincided with the kickoff of the Company’s collaborations with partners in China to address the rapidly growing Industrial Internet market in China and Asia.

Cliff Emmons, CEO of IIOT-OXYS, Inc., remarked that “the Industrial Internet Consortium, or IIC, is the premier international industry group that is guiding and shaping the future of the Industrial Internet. Companies ranging from startups like ours to multinational giants like Bosch, Dell, Huawei, IBM, SAP, Microsoft, Oracle, Tata, GE, Boeing, Siemens, Samsung, Hitachi, and many others are members. It is an excellent venue to get the highest-level visibility into the current state and future direction of the IIoT, Industry 4.0, and where the next great business opportunities may exist. Also, for a smaller company like ours, it offers unparalleled access to senior executives at these major firms, thereby greatly expanding and deepening our opportunity for collaborations and partnerships. This move is essential to our long-term revenue growth potential and business development activities.”

Mr. Emmons also added that “we are also doubly pleased to announce that we attended the Quarterly meeting that was held the week of November 12, 2018 in Beijing, China. It coincided with the official launch of our partnership in China to address business opportunities in China and Asia which lie in our technical sweet spot, mainly the intersection of IIoT, machine learning, and healthcare operations. We have a trusted partner, which we will soon be announcing, that has extensive experience in these fields and will provide us with a strong ally to significantly de-risk our entry into this overseas market. This is critical to a smaller early stage technology company like ours, where we cannot afford to make such a bold market move without such valued partners.”

“We are delighted to have IIOT-OXYS, Inc. as a member of the IIC to share their knowledge and expertise in capturing and analyzing sensor data for use across many industries,” said Dr. Richard Soley, Executive Director, IIC.

Forward-Looking Statements

This news release contains forward-looking statements that reflect Management's current views about future events and financial performance. Forward-looking statements often contain words such as ''expects,'' ''anticipates,'' ''intends,'' or ''believes.'' Our forward-looking statements are subject to a number of risks and uncertainties that may cause actual results and events to differ materially from those projected in the forward-looking statements. Risks and uncertainties that could adversely affect us include, without limitation, the loss of major customers, our failure to obtain new contracts, our inability to patent products or processes, our infringement of patents held by others, our inability to finance our business and the other risks and uncertainties that are discussed in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this news release are made only as of the date of this news release. We undertake no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Cliff L. Emmons
CEO
IIOT-OXYS, Inc.
contact@oxyscorp.com
www.oxyscorp.com
www.herelab.io

SOURCE: IIOT-OXYS, Inc.